S.Y. BANCORP, INC. P.O. Box 32890 Louisville, Kentucky 40232-2890 (502) 582-2571

Contact:	Nancy B. Davis
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-9176

S.Y. BANCORP ANNOUNCES RECORDS SECOND QUARTER RESULTS,
WITH NET INCOME RISING OVER 10%

LOUISVILLE, Ky. (July 21, 2004) - S.Y. Bancorp, Inc. (Amex - SYI), parent company of Stock Yards Bank & Trust Company in Louisville, southern Indiana and now Indianapolis, today reported results for the second quarter and six months ended June 30, 2004. The Company's record earnings for the periods reflected relatively stable interest margins and moderate loan growth, resulting in higher net interest income. Also, sources of non-interest income increased due to the continued strong performance of its investment management and trust operations along with higher service fee income. These factors helped offset the impact of an industry-wide slowdown in mortgage refinancings that has occurred since last fall. A summary of second quarter results follows (prior-year per share amount adjusted for stock splits):

Quarter ended June 30,	2004	2003	Change
Net income	$4,579,000	$4,137,000	10.6%
Net income per share, basic	$ 0.33	$ 0.31	6.5%
Net income per share, diluted	$ 0.32	$ 0.30	6.7%
Return on average equity	17.11%	17.98%
Return on average assets	1.63%	1.55%

         "We are pleased to announce these solid results for the second quarter, as highlighted by strong returns on average equity and assets," said Chairman David H. Brooks. "Our performance for the quarter demonstrated the importance of the Company's diverse revenue streams and growth in non-interest income. Strong results from Stock Yards Trust Company, our Brokerage department, and other activities helped blunt the significant decline in mortgage lending that has occurred concurrent with the prospects for and eventual reality of higher interest rates. At the same time, the Company has continued to focus intently on controlling costs. Consequently, even though we have opened three new offices since the second quarter of 2003, the overall rate of growth in non-interest expense has remained modest.

         "We also are pleased to see signs of improving credit quality, including a continuing reduction of non-performing loans," Mr. Brooks continued. "Our evaluation of credit quality and risk led to reductions in the provision for loan losses of 10% for the quarter and 18% for the year to date. While we recognize that credit risk remains an inherent part of our business and represents a significant challenge to profitability, we are hopeful that the general economy will continue to show evidence of recovery. As the economic recovery gains traction and becomes more broad based, we think it will continue to help strengthen our customers' financial position, leading not only to improved loan quality, but also reenergizing our loan growth. We feel our customers have generally maintained a cautious stance toward new borrowings, which, together with increased competitive conditions, continued to restrain loan growth during the second quarter compared with historic levels."

         Concluding, Mr. Brooks stated, "We remain excited about the new opportunities we have seized to expand the footprint of our banking franchise, including the opening of two new branch locations late in the second quarter. One of these is in Louisville while the other represented our first branch in Indianapolis. With the opening of the latter, which expands on and replaces our previous loan production office, we now offer a full range of banking products in Indianapolis through our Private Banking department. We are excited about the expansion of our branch network and the opportunity it represents for future growth, especially longer-term in the Indianapolis market."

         Net interest income, the Company's largest source of revenue, increased 5% for both the second quarter and the first half of 2004 versus comparable 2003 periods, due primarily to growth in earning assets. On a taxable equivalent basis, net interest income increased 5% for the second quarter of 2004 and 6% for the year to date compared with prior-year periods. Net interest margin for the second quarter was unchanged from the year-earlier period at 4.25% and was down four basis points compared with the first quarter of 2004. Although the Company believes it is well positioned for a rising interest rate environment, the increase in rates by the Federal Reserve during the quarter may not have a beneficial impact on the margin going forward as the positive effect of asset repricing may be offset by increased competitive pressure in deposit pricing. Depending on expected asset repricing and such factors as competitive rate pressures or unforeseen changes in the Company's funding mix, the net interest margin could experience some slight contraction during the next quarter. This estimate assumes there is no further action by the Federal Reserve in regard to interest rates.

         The Company's provision for loan losses declined 10% in the second quarter and 18% for the six months ended June 30, 2004, compared with the same periods in 2003. Non-performing loans fell approximately 27% compared with the level one year ago and have declined steadily over the past five quarters. Net charge-offs were down 81% for the quarter and 74% year to date compared with the same periods of 2003. The amount of the quarterly provision for loan losses responds to these factors. Management considers the allowance for loan losses adequate to cover losses inherent in the loan portfolio at June 30, 2004.

         Non-interest income increased 4% for both the second quarter of 2004 and the year-to-date period ended June 30, 2004, compared with the same periods in 2003, primarily due to increases in investment management and trust income, as trust assets under management rose 12% over June 30, 2003, higher service charges on deposit accounts, and increased brokerage fees. These gains helped offset a large decline in mortgage banking income of 55% for the quarter and 58% year to date.

         Non-interest expenses increased 2% for the quarter and 4% for the year-to-date period compared with the same 2003 periods. An approximate 6% increase in salaries and benefits for the quarter and year-to-date period reflected the addition of professional staff along with annual compensation increases. Net occupancy expense was up 3% for the quarter and 13% for the first six months of the year, largely as a result of the opening of new facilities. These increases were offset by a decline in data processing expense of 7% for the quarter and 5% year to date.

         Total assets for the second quarter increased 3% to $1.13 billion from $1.09 billion at the end of the second quarter of 2003. Deposits declined 4% from June 30, 2003, as the Company shed many higher-rate certificates of deposit. Partially offsetting this decrease, the Company secured lower-cost, fixed-rate advances from the Federal Home Loan Bank.

         S.Y. Bancorp, Inc. was incorporated in 1988 as a bank holding company in Louisville, Kentucky, and is the parent company of Stock Yards Bank & Trust Company, which has 22 branch locations in Louisville and southern Indiana, as well as a newly opened branch in Indianapolis. Stock Yards Bank & Trust Company was established in 1904 in Louisville, Kentucky. S.Y. Bancorp, Inc. is also the parent company of S.Y. Bancorp Capital Trust I, a Delaware statutory business trust that is a 100%-owned finance subsidiary.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the market in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

S.Y. Bancorp
Summary Unaudited Financial Information
(in thousands except per share amounts)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net interest income	$ 11,041	$ 10,525	$ 21,991	$ 20,898
Provision for loan losses	810	900	1,310	1,600
Net interest income after provision for loan losses	10,231	9,625	20,681	19,298
Non-interest income	6,553	6,291	12,240	11,800
Non-interest expense	10,032	9,802	19,630	18,881
Net income before income taxes	6,752	6,114	13,291	12,217
Provision for income taxes	2,173	1,977	4,264	3,951
Net income	$ 4,579	$ 4,137	$ 9,027	$ 8,266
Net income per share
Basic	$ 0.33	$ 0.31	$ 0.66	$ 0.61
Fully diluted	$ 0.32	$ 0.30	$ 0.64	$ 0.59
Weighted average shares outstanding:
Basic	13,726	13,474	13,667	13,453
Fully diluted	14,156	13,950	14,133	13,943

		June 30,	Dec. 31,	June 30,
		2004	2003	2003
Total assets		$ 1,128,051	$ 1,118,521	$ 1,092,263
Total loans		898,038	886,153	853,149
Non-interest bearing deposits		154,851	143,901	152,339
Interest-bearing deposits		712,203	737,965	754,199
Stockholders' equity		106,998	100,414	93,697
Book value per share		7.75	7.40	6.92

Unaudited supplemental financial information for the second quarter and six months ended June 30, 2004 and 2003, may be obtained by following this link: http://www.irinfo.com/syi/2q04fs.pdf.

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